                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                             Genuine Parts Company
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

    ----------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                             GENUINE PARTS COMPANY
                             2999 CIRCLE 75 PARKWAY
                             ATLANTA, GEORGIA 30339

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 16, 2001

                             ---------------------

TO THE SHAREHOLDERS OF GENUINE PARTS COMPANY:

     Notice is hereby given that the Annual Meeting of Shareholders of Genuine Parts Company (the "Company") will be held at 2999 Circle 75 Parkway, Atlanta, Georgia, on the 16th day of April, 2001, at 10:00 a.m., for the following purposes:

          (1) To elect four Class III directors;

          (2) To consider and vote upon a proposal to ratify the selection of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2001; and

          (3) To act upon such other matters as may properly come before the meeting or any reconvened meeting following any adjournment thereof.

     Only holders of record of Common Stock at the close of business on February 8, 2001 will be entitled to vote at the meeting. The transfer books will not be closed. A complete list of the shareholders entitled to vote at the meeting will be available for inspection by shareholders at the offices of the Company immediately prior to the meeting.

     The Annual Meeting may be adjourned from time to time without notice other than announcement at the Annual Meeting, and any business for which notice of the Annual Meeting is hereby given may be transacted at a reconvened meeting following such adjournment.

                                          By Order of the Board of Directors,

                                          /s/CAROL B. YANCEY
                                          CAROL B. YANCEY
                                          Vice President and Corporate Secretary

Atlanta, Georgia
March 1, 2001

     WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING IN PERSON, PLEASE VOTE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED BUSINESS REPLY ENVELOPE, OR YOU CAN VOTE BY TELEPHONE OR INTERNET PURSUANT TO THE ENCLOSED INSTRUCTIONS. IF YOU DO ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                             GENUINE PARTS COMPANY
                             2999 CIRCLE 75 PARKWAY
                             ATLANTA, GEORGIA 30339

                             ---------------------

                                PROXY STATEMENT

                        ANNUAL MEETING -- APRIL 16, 2001

     This Proxy Statement is being furnished to the shareholders of Genuine Parts Company (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Company's Annual Meeting of Shareholders to be held on April 16, 2001, at 10:00 a.m. local time, and at any reconvened meeting following any adjournment thereof. This proxy statement and the accompanying proxy are first being mailed to shareholders on or about March 1, 2001.

     Shareholders of record can simplify their voting and reduce the Company's costs by voting their shares via telephone or the Internet. Instructions for voting via telephone or the Internet are set forth on the perforated page attached to the proxy card. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. These procedures enable shareholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. If your shares are held in the name of a bank or broker, the availability of telephone and Internet voting will depend on the voting processes of the applicable bank or broker; therefore, it is recommended that you follow the voting instructions on the form you receive. If you do not choose to vote by telephone or the Internet, please date, sign and return the enclosed proxy card.

     All properly executed written proxy cards, and all properly completed proxies voted by telephone or the Internet, which are delivered in accordance with this solicitation (and not later revoked) will be voted in accordance with instructions given in the proxy. A shareholder who submits a proxy pursuant to this solicitation may revoke it at any time prior to its exercise at the Annual Meeting. Such revocation may be by delivery of written notice to the Corporate Secretary of the Company, by delivery of a proxy bearing a later date, or by voting in person at the Annual Meeting. The mailing address of the executive offices of the Company is 2999 Circle 75 Parkway, Atlanta, Georgia 30339.

     An annual report to the shareholders, including financial statements for the year ended December 31, 2000, is enclosed herewith.

     At the close of business on the record date for the Annual Meeting, which was February 8, 2001, the Company had outstanding and entitled to vote at the Annual Meeting 171,987,550 shares of Common Stock.

     Each shareholder is entitled to one vote on each proposal per share of Common Stock held as of the record date. A quorum for the purposes of all matters to be voted on shall consist of shareholders representing, in person or by proxy, a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting.

     The vote required for the election of directors and the selection of independent auditors is a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Consequently, with respect to the election of directors, withholding authority to vote with respect to one or more nominees will be counted as present for purposes of determining the existence of a quorum and as part of the base number of votes to be used in determining if the proposal has received the requisite number of votes for approval, and will have the same effect as a vote "against" such proposal. With respect to the proposal for the selection of independent auditors, abstentions and broker "non-votes" will be counted as present for purposes of determining the existence of a quorum and as part of the base number of votes to be used in determining if the proposal has received the requisite number of votes for approval, and will have the same effect as a vote "against" such proposal. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

                            1. ELECTION OF DIRECTORS

     The Board of Directors of the Company currently consists of twelve directorships, divided into two classes of four directors each, one class of three directors, and one director-at-large, with the terms of office of each class ending in successive years. The terms of directors in Class III expire on the date of this Annual Meeting. The current directors in Class I and Class II will continue in office. Michael M. E. Johns, M.D. was appointed to the Board on August 21, 2000 to fill the vacancy that was created when the directors increased the size of the Board from eleven to twelve. Pursuant to the Articles of Incorporation of the Company, Dr. Johns was appointed as a director-at-large (not designated to any particular Class) to serve until the next election of directors by the Company's shareholders. Dr. Johns has been nominated by the Board as a candidate for election to Class III of the Board to fill the vacancy created in such Class by Mr. Kendall who has elected not to stand for re-election. Effective as of the date of the Annual Meeting, the number of directors will be reduced to eleven.

     The shareholders are being asked to vote on the election of four nominees for director in Class III. The Class III nominees will serve for terms of three years each and until their successors are duly elected and qualified or until their earlier resignation, retirement, disqualification, removal from office or death. All of the nominees are presently directors. In the absence of contrary instructions, the proxy will be voted for the election of the four nominees whose names appear below. In the event that any nominee is unable to serve (which is not anticipated), the persons designated as proxies will cast votes for the election of the remaining nominees and for the election of such other persons as they may select.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ELECTION OF ALL OF THE NOMINEES. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

     The following tables and information below set forth the name of each nominee and each director continuing in office, their ages, principal occupations and the year each of them first joined the Board. For information concerning membership on committees of the Board of Directors, see "Other Information about the Board and its Committees" below.

                             NOMINEES FOR DIRECTOR

                                   CLASS III
     FOR A THREE-YEAR TERM EXPIRING ON THE DATE OF THE 2004 ANNUAL MEETING

                                                                                     YEAR FIRST
NAME                                 AGE     POSITION WITH THE COMPANY            ELECTED DIRECTOR
----                                 ---     -------------------------            ----------------
Jean Douville                        57      Director                                   1992
Michael M.E. Johns, M.D.             59      Director-at-Large                          2000
J. Hicks Lanier                      60      Director                                   1995
Alana S. Shepherd                    70      Director                                   1993

     Mr. Douville is the Chairman of the Board of Directors of UAP Inc., having been a director since 1981 and Chairman since 1994. He served as President of UAP Inc. from 1981 through 2000 and as Chief Executive Officer from 1982 through 2000. UAP Inc., a wholly-owned subsidiary of the Company, is a distributor of automotive replacement parts headquartered in Montreal, Quebec, Canada. Mr. Douville is a director of A.L. Van Houtte Ltd., Banque Nationale du Canada, and Leroux Steel Inc.

     Dr. Johns has served since June 1996 as Executive Vice President for Health Affairs, Emory University; Director of the Robert W. Woodruff Health Sciences Center; and Chairman and Chief Executive Officer of

Emory Healthcare, Emory University. From 1992 to June 1996, Dr. Johns served as Dean of the School of Medicine, John Hopkins University. Dr. Johns is a director of Biomedical Disposal, Inc. and I-Trax Inc.

     Mr. Lanier has been President of Oxford Industries, Inc. since 1977, Chief Executive Officer and Chairman of the Board of Oxford Industries, Inc. since 1981 and a director of Oxford Industries, Inc. since 1969. Oxford Industries, Inc. is an apparel manufacturer headquartered in Atlanta, Georgia. Mr. Lanier is also a director of Crawford & Company and SunTrust Banks of Georgia, Inc.

     Ms. Shepherd is Secretary of the Board of Directors of The Shepherd Center, a position she has held since 1974. Ms. Shepherd is a director emeritus of Wachovia Bank of Georgia.

             MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

                                    CLASS I
              TERM EXPIRING ON THE DATE OF THE 2002 ANNUAL MEETING

                                                                                    YEAR FIRST
NAME                               AGE        POSITION WITH THE COMPANY          ELECTED DIRECTOR
----                               ---        -------------------------          ----------------
Bradley Currey, Jr.                70         Director                                 1990
Robert P. Forrestal                69         Director                                 1996
Thomas C. Gallagher                53         President, Chief Operating               1990
                                              Officer and Director
Lawrence G. Steiner                62         Director                                 1972

     Mr. Currey is the retired Chairman of the Board of Directors of Rock-Tenn Company, a manufacturer and distributor of paperboard and packaging products located in Norcross, Georgia. He held the position of Chief Executive Officer from 1989 to 1999 and the position of Chairman of the Board from 1993 to 1999. Mr. Currey was President of Rock-Tenn Company from 1978 to 1995. Mr. Currey is a director of Brown & Brown, Inc. and Rock-Tenn Company.

     Mr. Forrestal is of counsel in the law firm of Smith, Gambrell & Russell in Atlanta, Georgia, a position he has held since January 1996. Mr. Forrestal was President and Chief Executive Officer of the Federal Reserve Bank of Atlanta from 1983 to 1995. Mr. Forrestal is a director of Equifax Inc., ING North America Company and ING Advisory Council.

     Mr. Gallagher has been President and Chief Operating Officer of the Company since 1990 and Chairman of the Board of Directors and Chief Executive Officer of S.P. Richards Company from 1988 through 1999. Mr. Gallagher is a director of Oxford Industries, Inc., National Service Industries, Inc., and STI Classic Funds.

     Mr. Steiner is Chairman of the Board and Chief Executive Officer of Ameripride Services Inc. Mr. Steiner served as President of Ameripride Services Inc. from 1979 through 2000 and has been Chairman of the Board since 1992. Ameripride Services Inc. is headquartered in Minneapolis, Minnesota, and is engaged in the business of linen and garment rental.

                                    CLASS II
              TERM EXPIRING ON THE DATE OF THE 2003 ANNUAL MEETING

                                                                                    YEAR FIRST
NAME                               AGE        POSITION WITH THE COMPANY          ELECTED DIRECTOR
----                               ---        -------------------------          ----------------
Richard W. Courts, II              65         Director                                 1998
Larry L. Prince                    62         Chairman of the Board, Chief             1979
                                              Executive Officer and Director
James B. Williams                  67         Director                                 1980

     Mr. Courts is Chairman of the Board of Directors of Atlantic Investment Company, a position he has held since 1992, following his service as President since 1970. Atlantic Investment Company is headquartered in Atlanta, Georgia and is engaged in the business of real estate and capital investments. Mr. Courts is also a director of SunTrust Banks of Georgia, Inc., SunTrust Bank, Atlanta, and Cousins Properties, Inc.

     Mr. Prince is Chairman of the Board of Directors and Chief Executive Officer of the Company. Mr. Prince has been Chairman of the Board since 1990 and Chief Executive Officer since 1989. He is also a director of Crawford & Company, Equifax Inc., John H. Harland Co., Southern Mills, Inc., and SunTrust Banks, Inc.

     Mr. Williams is Chairman of the Executive Committee of SunTrust Banks, Inc., a position he has held since 1998. Mr. Williams was Chairman of the Board and Chief Executive Officer of SunTrust Banks, Inc. from 1991 to 1998. Mr. Williams has been a member of the Board of Directors of SunTrust Banks, Inc. since 1984. He served as President of SunTrust Banks, Inc. from 1990 to 1991. Mr. Williams is also a director of The Coca-Cola Company, Georgia-Pacific Corporation, Rollins, Inc. and RPC, Inc.

OTHER INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

     During 2000, the Board of Directors held four meetings. All of the directors attended at least 75% of the aggregate total number of meetings of the Board of Directors and meetings of Committees of the Board on which they served, except for Mr. Courts who attended 60% of the Audit Committee meetings and 75% of the meetings of the Board of Directors held in 2000. The Board presently has three standing committees. Certain information regarding the functions of the Board's committees, their present membership and the number of meetings held by each committee during 2000 is described below:

          Executive Committee. The Executive Committee is authorized, to the extent permitted by law, to act on behalf of the Board of Directors on all matters that may arise between regular meetings of the Board upon which the Board of Directors would be authorized to act. The current members of the Executive Committee are Larry L. Prince (Chairman), Thomas C. Gallagher, Bradley Currey, Jr. and James B. Williams. During 2000, this committee held five meetings.

          Audit Committee. The Audit Committee annually reviews and recommends to the Board the firm to be engaged as independent auditors for the Company for the next fiscal year, reviews with the independent auditors the plan and results of the audit engagement, reviews the scope and results of the Company's procedures for internal auditing and inquires as to the adequacy of the Company's internal accounting controls. The Charter of the Audit Committee is included as Appendix A to this Proxy Statement and the Report of the Audit Committee appears on page 18. The current members of the Audit Committee are James B. Williams (Chairman), Richard W. Courts, II, Robert
     P. Forrestal, Alana S. Shepherd and Lawrence G. Steiner. During 2000, the Audit Committee held five meetings.

          Compensation and Stock Option Committee. The Compensation and Stock Option Committee is authorized to fix the compensation of senior officers of the Company, to administer the Company's 1988 Stock Option Plan, 1992 Stock Option and Incentive Plan, 1999 Long-Term Incentive Plan and 1999 Annual Incentive Bonus Plan, and to amend certain other benefit plans of the Company. The current members of the Compensation and Stock Option Committee are J. Hicks Lanier (Chairman), Bradley Currey, Jr. and James B. Williams. During 2000, the Compensation and Stock Option Committee held two meetings.

          The Company's Board of Directors does not have a nominating committee.

          Compensation of Directors. During 2000, directors who were not full-time employees of the Company or its subsidiaries were paid $7,500 per fiscal quarter plus $1,100 per meeting attended, except the Chairmen of the Audit Committee and the Compensation and Stock Option Committee who were paid $8,500 per fiscal quarter plus $1,100 per meeting attended.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth information as of February 8, 2001, as to persons or groups known to the Company to be beneficial owners of more than five percent of the outstanding Common Stock of the Company.

                                                                         SHARES
                                        NAME AND ADDRESS              BENEFICIALLY      PERCENT
       TITLE OF CLASS                  OF BENEFICIAL OWNER              OWNED(1)        OF CLASS
       --------------                  -------------------            ------------      --------
Common Stock,                Dodge & Cox                               16,866,995(2)     9.8%
  $1.00 par value            One Sansome St., 35th Floor
                             San Francisco, California 94104

Common Stock,                AXA Financial, Inc. and affiliates        15,057,664(3)     8.8%
  $1.00 par value            1290 Avenue of the Americas
                             New York, New York 10104

Common Stock,                Capital Research and Management Company   12,935,800(4)     7.5%
  $1.00 par value            333 South Hope Street
                             Los Angeles, California 90071

Common Stock,                Washington Mutual Investors Fund, Inc.     8,765,995(5)     5.1%
  $1.00 par value            333 South Hope Street
                             Los Angeles, California 90071

---------------

(1) This information is based upon information included in (a) a Schedule 13G, dated February 14, 2001, filed by Dodge & Cox, (b) a Schedule 13G, dated February 12, 2001, filed by AXA Financial, Inc. and its French affiliates, AXA Conseil Vie Assurance Mutuelle, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle and AXA (collectively the "AXA entities"), and (c) a Schedule 13G, dated February 12, 2001, filed jointly by Capital Research and Management Company and Washington Mutual Investors Fund, Inc.

(2) Dodge & Cox is a registered investment adviser. The reported shares are beneficially owned by clients of Dodge & Cox, which clients may include registered investment companies and/or employee benefit plans, pension funds, endowment funds or other institutional clients.

(3) The AXA entities filed in their capacities as parent holding company of Alliance Capital Management L.P., a registered investment adviser which holds shares of Company common stock for investment purposes on behalf of client discretionary investment advisory accounts, and of The Equitable Life Assurance Society of the United States, an insurance company and registered investment adviser, which holds shares of Company stock for investment purposes. The AXA entities disclaim beneficial ownership of these shares.

(4) Capital Research and Management Company, a registered investment adviser, is deemed to be the beneficial owner of the reported shares as a result of acting as investment adviser to various registered investment companies. Capital Research and Management Company disclaims beneficial ownership of these shares.

(5) Washington Mutual Investors Fund, Inc., a registered investment company, is advised by Capital Research and Management Company and is the beneficial owner of the reported shares.

COMMON STOCK OWNERSHIP OF MANAGEMENT

     Based on information provided to the Company, set forth in the table below is information regarding the beneficial ownership of Common Stock of the Company by the Company's directors, the Named Executive Officers (as defined herein) and the directors, nominees for director and executive officers of the Company as a group (15 persons) as of February 8, 2001:

                                                                             PERCENTAGE OF
                    NAME OF DIRECTOR, NOMINEE    SHARES OF COMMON STOCK       COMMON STOCK
  TITLE OF CLASS    OR NAMED EXECUTIVE OFFICER   BENEFICIALLY OWNED(1)       OUTSTANDING(2)
  --------------    --------------------------   ----------------------      --------------
Common Stock,       Richard W. Courts, II                388,183(3)                 *
  $1.00 par value   Bradley Currey, Jr.                   45,501(4)                 *
                    Jean Douville                          4,231(5)                 *
                    Robert P. Forrestal                    1,500(6)                 *
                    Thomas C. Gallagher                1,597,501(7)                 *
                    Michael M. E. Johns, M.D.              1,199(8)                 *
                    George W. Kalafut                  2,765,411(9)               1.6%
                    Stephen R. Kendall                   939,441(10)                *
                    J. Hicks Lanier                       40,881(11)                *
                    Jerry W. Nix                       2,718,902(12)              1.6%
                    Larry L. Prince                      946,045(13)                *
                    Alana S. Shepherd                      2,506                    *
                    Lawrence G. Steiner                    8,020(14)                *
                    Edward J. Van Stedum               2,686,619(15)              1.6%
                    James B. Williams                     36,502(16)                *
                    Directors, Nominees and            5,628,083(17)              3.3%
                    Executive Officers as a
                    Group

---------------

  *  Less than 1%.
 (1) Information relating to the beneficial ownership of Common Stock by directors, nominees for director and Named Executive Officers is based upon information furnished by each such individual using "beneficial ownership" concepts set forth in rules promulgated by the Securities and Exchange Commission under Section 13(d) of the Securities Exchange Act of 1934. Except as indicated in other footnotes to this table, directors, nominees and Named Executive Officers possessed sole voting and investment power with respect to all shares set forth by their names. The table includes, in some instances, shares in which members of a director's, nominee's or executive officer's immediate family have a beneficial interest, and as to which such shares the director, nominee or executive officer disclaims beneficial ownership.
 (2) Unless indicated in the table, the number of shares included in the table as beneficially owned by a director, nominee or Named Executive Officer does not exceed one percent of the outstanding Common Stock of the Company.
 (3) Includes 1,350 shares held by a profit-sharing trust for which Mr. Courts is sole trustee, 110,000 shares of a charitable foundation of which Mr. Courts has voting and investment power, and 276,065 shares held by certain charitable foundations for which Mr. Courts is a trustee and has shared voting and investment power. (Mr. Courts disclaims beneficial ownership as to the shares held by such trusts and foundations.) Also includes 225 shares owned by Mr. Courts' wife (as to which shares he disclaims beneficial ownership). Also includes 543 shares of Common Stock equivalents held in Mr. Court's stock account under the Directors' Deferred Compensation Plan. See "Compensation Pursuant to Plans".
 (4) Includes 5,501 shares of Common Stock equivalents held in Mr. Currey's stock account under the Directors' Deferred Compensation Plan. See "Compensation Pursuant to Plans".
 (5) Includes 1,981 shares of Common Stock equivalents held in Mr. Douville's stock account under the Directors' Deferred Compensation Plan. See "Compensation Pursuant to Plans".

 (6) All 1,500 shares are owned jointly by Mr. Forrestal and his wife.
 (7) Includes 343,975 shares subject to stock options exercisable currently or within 60 days, and 946 shares owned jointly by Mr. Gallagher and his wife. Also includes 1,088,532 shares held in a benefit fund for Company employees, of which Mr. Gallagher is one of four trustees. Mr. Gallagher disclaims beneficial ownership as to all such shares held in trust.
 (8) Includes 487 shares of Common Stock equivalents held in Dr. Johns' stock account under the Directors' Deferred compensation Plan. See "Compensation Pursuant to Plans." Also includes 712 shares held jointly by Dr. Johns and his wife.
 (9) Includes 88,472 shares subject to stock options exercisable currently or within 60 days. Also includes 1,088,532 shares held in a benefit fund for Company employees, of which Mr. Kalafut is one of four trustees, and 1,558,819 shares held in trust for the Company's Pension Plan, of which Mr. Kalafut is one of three trustees. Including the shares held in such trusts, Mr. Kalafut's beneficial ownership was 1.6% of the Common Stock outstanding on February 8, 2001. Mr. Kalafut disclaims beneficial ownership as to all such shares held in both trusts.
(10) Includes 201,650 shares subject to stock options exercisable currently or within 60 days. Also includes 47,500 shares held in Kendall Charitable Trust for which Mr. Kendall has investment power for such shares, 260,288 shares held in Kendall Financial Partners, Ltd. (for which Mr. Kendall disclaims beneficial ownership), and 181,952 shares held in the EIS, Inc. Employee Stock Ownership Plan.
(11) Includes 2,400 shares held by a trust for the benefit of Mr. Lanier as to which Mr. Lanier has sole voting power and has the ability to veto investment decisions made by the trustee. Also includes 2,250 shares owned by Oxford Industries, Inc. Foundation, as to which Mr. Lanier has shared voting and investment power (as to which shares Mr. Lanier disclaims beneficial ownership). Also includes 24,831 shares held by a charitable foundation for which Mr. Lanier is one of six trustees and has sole voting and shared investment power for such shares (as to which shares Mr. Lanier disclaims beneficial ownership). Also includes 9,900 shares held in four trusts for the benefit of Mr. Lanier's siblings for which Mr. Lanier has sole voting power and has the ability to veto investment decisions made by the trustees. Mr. Lanier disclaims beneficial ownership as to these 9,900 shares.
(12) Includes 34,847 shares subject to stock options exercisable currently or within 60 days. Also includes 1,088,532 shares held in a benefit fund for Company employees, of which Mr. Nix is one of four trustees, and 1,558,819 shares held in trust for the Company's Pension Plan, of which Mr. Nix is one of three trustees. Including the shares held in such trusts, Mr. Nix's beneficial ownership was 1.6% of the Common Stock outstanding on February 8, 2001. Mr. Nix disclaims beneficial ownership as to all such shares held in both trusts.
(13) Includes 531,471 shares subject to stock options exercisable currently or within 60 days, and includes 171,125 shares held by a charitable foundation for which Mr. Prince is a trustee and has shared voting and investment power for such shares. Mr. Prince disclaims beneficial ownership as to such shares held in trust.
(14) Includes 1,113 shares owned by Mr. Steiner's wife (as to which such shares Mr. Steiner disclaims beneficial ownership), and 2,407 shares held in trust in nominee's name for the benefit of Mr. Steiner.
(15) Includes 36,260 shares subject to stock options exercisable currently or within 60 days. Also includes 1,088,532 shares held in a benefit fund for Company employees, of which Mr. Van Stedum is one of four trustees, and 1,558,819 shares held in trust for the Company's Pension Plan, of which Mr. Van Stedum is one of three trustees. Including the shares held in such trusts, Mr. Van Stedum's beneficial ownership was 1.6% of the Common Stock outstanding on February 8, 2001. Mr. Van Stedum disclaims beneficial ownership as to all such shares held in both trusts.
(16) Includes 6,503 shares of Common Stock equivalents held in Mr. Williams' stock account under the Directors' Deferred Compensation Plan. See "Compensation Pursuant to Plans".
(17) This figure includes 1,236,675 shares issuable to certain executive officers upon the exercise of options that are exercisable currently or within 60 days under the Company's 1988 Stock Option Plan, 1992 Stock Option and Incentive Plan and 1999 Long-Term Incentive Plan, 1,088,532 shares held in a benefit fund for Company employees, 1,558,819 shares held in trust for the Company's Pension Plan, and 15,015 shares held as Common Stock equivalents under the Directors' Deferred Compensation Plan. The individual totals for Mr. Courts and Mr. Prince each include 171,125 shares held by the John Bulow

Campbell Foundation of which each of the foregoing individuals is a trustee; such shares have been included only once in calculating this figure. The individual totals for Messrs. Gallagher, Kalafut, Nix and Van Stedum each include the 1,088,532 shares mentioned above as held in a benefit fund for Company employees of which each of the foregoing individuals is a trustee; such shares have been included only once in calculating this figure. The individual totals for Messrs. Kalafut, Nix and Van Stedum each include the 1,558,819 shares mentioned above as held in trust for the Company's Pension Plan of which each of the foregoing individuals is a trustee; such shares have been included only once in calculating this figure.

                   EXECUTIVE COMPENSATION AND OTHER BENEFITS

     There is shown below information concerning the annual and long-term compensation for services in all capacities to the Company for fiscal years ending December 31, 2000, 1999 and 1998, of (i) the Chief Executive Officer as of December 31, 2000, and (ii) the other four most highly compensated executive officers of the Company as of December 31, 2000 (for the purposes of this and the following tables and discussion concerning executive compensation, such five executive officers shall be referred to as the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                       LONG TERM
                                                                     COMPENSATION
                                                                        AWARDS
                                                               -------------------------
                                      ANNUAL COMPENSATION      RESTRICTED     SECURITIES       ALL
                                    ------------------------     STOCK        UNDERLYING      OTHER
                                           SALARY     BONUS     AWARD(S)       OPTIONS     COMPENSATION
NAME AND PRINCIPAL POSITION         YEAR     ($)       ($)        ($)            (#)          ($)(1)
---------------------------         ----   -------   -------   ----------     ----------   ------------
Larry L. Prince                     2000   655,000   799,376          --       125,000        2,100
  Chairman of the                   1999   620,000   952,468     527,345(2)    175,000        2,000
  Board, Chief Executive            1998   590,000   788,535     552,150(2)         --        2,000
  Officer and Director
Thomas C. Gallagher                 2000   475,000   545,238          --       100,000        2,100
  President, Chief Operating        1999   450,000   652,432     263,672(2)    125,000        2,000
  Officer and Director              1998   425,000   542,300     276,075(2)         --        2,000
George W. Kalafut                   2000   265,000   298,928          --        40,000        2,100
  Executive Vice President          1999   250,000   357,500          --        30,000        2,000
                                    1998   240,000   293,040          --            --        2,000
Jerry W. Nix                        2000   225,000   175,392          --        30,000        2,100
  Executive Vice President --       1999   200,000   206,800          --        20,000        2,000
  Finance, and Chief Financial
     Officer                        1998   190,000   167,200          --            --        2,000
Edward J. Van Stedum                2000   212,000   150,990          --        20,000        2,100
  Senior Vice President --          1999   200,000   178,860          --        20,000        2,000
  Human Resources                   1998   190,000   139,650          --            --        2,000

---------------

(1) For 2000, 1999 and 1998, amounts of "All Other Compensation" reflect Company matching contributions pursuant to the Genuine Partnership Plan (a qualified salary deferral plan under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code")).
(2) On March 31, 1994, the Company entered into separate Restricted Stock Agreements (the "1994 Agreements") with Mr. Prince and Mr. Gallagher whereby the Company agreed to make certain grants of restricted stock to such officers (up to an aggregate maximum of 150,000 shares for Mr. Prince and

    75,000 shares for Mr. Gallagher) if the Company achieved certain annual targets for earnings per share and price per share. The 1994 Agreements expired in 1999. On February 25, 1999, the Company entered into substantially similar Restricted Stock Agreements (the "1999 Agreements") with Mr. Prince and Mr. Gallagher for the grant of restricted stock to such officers (up to an aggregate maximum of 150,000 shares for Mr. Prince and 75,000 shares for Mr. Gallagher) upon the attainment of specified annual earnings per share and price per share targets. In each case, once such awards of restricted stock are granted, dividends on such restricted shares will be paid to the grantee. Restricted shares granted under the 1994 Agreements will vest on March 31, 2004, and restricted shares granted under the 1999 Agreements will vest on February 25, 2009, provided that the grantee remains employed by the Company until those dates (unless the grantee is terminated prior to such dates by reason of a change in control, death, disability or retirement, or the Compensation and Stock Option Committee accelerates the vesting of restricted stock granted under the 1994 or 1999 Agreements). For 1998 and 1999, the amounts specified in "Restricted Stock Awards" reflect grants under the 1994 and 1999 Agreements made on (and valued as of) March 20, 1998, and July 7, 1999, respectively, in connection with the Company's achievement of the third price per share target under the 1994 Agreements and the first price per share target under the 1999 Agreements. The value of all restricted stock held by Mr. Prince and Mr. Gallagher as of December 31, 2000 was $2,592,563 and $1,296,281,
    respectively (such value is calculated by multiplying the number of restricted stock shares held by $26.1875, which was the closing price of the Company's Common Stock on December 31, 2000).

                       OPTION GRANTS IN FISCAL YEAR 2000

     The following table contains information about option awards made to the Named Executive Officers on June 20, 2000 under the 1992 Stock Option and Incentive Plan and 1999 Long-Term Incentive Plan. See "Compensation and Stock Option Committee Report on Executive Compensation" below.

                                   NUMBER OF      % OF TOTAL
                                  SECURITIES       OPTIONS
                                  UNDERLYING      GRANTED TO    EXERCISE OR                      GRANT DATE
                                    OPTIONS      EMPLOYEES IN   BASE PRICE                      PRESENT VALUE
NAME                              GRANTED(#)     FISCAL YEAR     ($/SHARE)    EXPIRATION DATE      ($)(1)
----                              -----------    ------------   -----------   ---------------   -------------
Larry L. Prince                     125,000(2)       5.2%         21.3750      June 20, 2010       209,363
Thomas C. Gallagher                 100,000(2)       4.2%         21.3750      June 20, 2010       167,490
George W. Kalafut                    40,000(2)       1.7%         21.4063      June 20, 2010        66,996
Jerry W. Nix                         18,138(2)                    21.4063      June 20, 2005        30,174
                                     11,862                       21.4063      June 20, 2010        19,734
                                    -------                                                        -------
                                     30,000          1.2%                                           49,908
Edward J. Van Stedum                  6,062(2)                    21.4063      June 20, 2005        10,085
                                     13,938                       21.4063      June 20, 2010        23,187
                                    -------                                                        -------
                                     20,000          0.8%                                           33,272

---------------

(1) Based on the Black-Scholes option pricing model for use in valuing executive stock options. The Company does not advocate or necessarily agree that the Black-Scholes model can properly determine the value of an option. The actual value, if any, a Named Executive Officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by a Named Executive Officer will be at or near the value estimated by the Black-Scholes model. The value calculations for the options listed above are based on the following assumptions: interest rate (based on the ask yield to maturity on a U.S. Treasury strip with a maturity equal to the term of the relevant option) of 5.92% for ten year options and 6.25% for five year options granted on June 20, 2000; annual dividend yield of 4.98%, the average annual dividend yield on a share of Common Stock during the past four fiscal quarters; volatility of 6.2% based upon annualized standard deviation of monthly returns of the Common Stock over the 99 months ending June 19, 2000; and a date of exercise no sooner than the date first exercisable under the terms of the option, and no later than the expiration date of the option.

(2) Nonqualified stock options which vest completely and may be exercised twelve months after the date of the grant, but no later than the expiration date. The exercise price for each nonqualified stock option is the fair market value on the date granted. These options may be exercised no later than the expiration date and may be accelerated by the Compensation and Stock Option Committee upon certain "changes in control" of the Company as defined in the Company's 1992 Stock Option and Incentive Plan and 1999 Long-Term Incentive Plan.

                AGGREGATED OPTION EXERCISES IN FISCAL YEAR 2000
                       AND FISCAL YEAR-END OPTION VALUES

     None of the Named Executive Officers exercised options during fiscal year 2000. Shown below is information with respect to unexercised options to purchase the Company's Common Stock granted in prior years under the 1988 Stock Option Plan, the 1992 Stock Option and Incentive Plan and the 1999 Long-Term Incentive Plan to the Named Executive Officers and held by them as of December 31, 2000.

                                                      NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                       UNDERLYING OPTIONS           IN-THE-MONEY OPTIONS
                                                     AT FISCAL YEAR-END (#)       AT FISCAL YEAR-END ($)(1)
                                                   ---------------------------   ---------------------------
                      NAME                         EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                      ----                         -----------   -------------   -----------   -------------
Larry L. Prince                                      531,471        147,729        401,963        611,007
Thomas C. Gallagher                                  343,975        122,875        200,981        491,179
George W. Kalafut                                     83,868         72,982        106,218        247,226
Jerry W. Nix                                          31,056         53,944         24,506        143,325
Edward J. Van Stedum                                  33,056         41,944             --         95,550

---------------

(1) Represents the fair market value as of December 31, 2000 ($26.1875 per share closing stock price) of the option shares less the exercise price of the options.

                 COMPENSATION AND STOCK OPTION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

OVERVIEW

     The Compensation and Stock Option Committee of the Company's Board of Directors (the "Committee") is composed entirely of individuals who are outside directors. The Committee is responsible for making decisions with respect to the Company's executive compensation policies. In addition, pursuant to authority granted by the Board of Directors, the Committee determines on an annual basis the compensation to be paid to the Chief Executive Officer and each of the other executive officers of the Company. In making decisions regarding executive compensation, the Committee has attempted to implement a policy that serves the financial interests of the Company's shareholders while providing appropriate incentives to its executive officers.

POLICY RELATIVE TO CODE SECTION 162(M)

     The Omnibus Budget Reconciliation Act of 1993 (OBRA) disallows the deduction for certain annual compensation in excess of $1,000,000 paid to certain executive officers of the Company, unless the compensation qualifies as "performance-based" under Code Section 162(m). Compensation payable under the Company's annual bonus program for its executive officers, which was approved by the Company's shareholders at the 1999 Annual Meeting of shareholders, is designed to qualify as "performance-based" and therefore to be fully deductible by the Company. In addition, the 1999 Long-Term Incentive Plan permits the grant of stock options and other awards that are fully deductible under Code Section 162(m). It is the Committee's intent to maximize the deductibility of executive compensation while retaining the discretion necessary to compensate executive officers in a manner commensurate with performance and the competitive market of executive talent.

ELEMENTS OF EXECUTIVE COMPENSATION

     The Company's executive officers receive compensation comprised of base salaries, annual incentive bonuses, long-term incentive compensation in the form of stock options and restricted stock, and various benefits, including medical and pension plans.

  Base Salary

     The Committee sets base salaries for the Company's executive officers at levels generally below what it believes to be competitive salary levels in order to maintain an emphasis on incentive compensation. The Committee sets the base salary of the Chief Executive Officer based on (i) the Chief Executive Officer's base salary in the prior year; (ii) increases in the cost of living; (iii) increased responsibilities; (iv) the levels of Chief Executive Officer compensation granted by the other companies that are included in the Peer Index (as defined on page 17 of this Proxy Statement); and (v) the past performance (including the achievement in the prior fiscal year of certain Goals, as described below) and specific skills of the Chief Executive Officer as they relate to the needs of the Company. The Committee's review of the foregoing factors was subjective, and the Committee assigned no fixed value or weight to any of the factors when making its decisions regarding base salary. The Committee and the Chief Executive Officer set the base salary of every other executive officer of the Company based upon the same criteria.

  Annual Bonuses

     In order to maximize the interests of the Company's shareholders and its management, the Committee makes extensive use of annual bonuses based on the performance factors set forth below as a part of each executive's compensation. Pursuant to the Company's Annual Incentive Bonus Plan (the "Annual Incentive Plan"), the Committee sets annual bonuses such that an executive officer's annual bonus, assuming the Company achieves certain targets or goals, is approximately 56% of total annual compensation. However, if the Company's performance fluctuates markedly from the targets established by the Company, the executive officer may receive no bonus, or may receive an annual bonus that constitutes as much as 63% of total annual compensation, depending upon the extent and direction of such fluctuations.

     Each fiscal year, including 2000, the Committee sets the level of annual bonuses to be awarded to the Chief Executive Officer and other executive officers under the Annual Incentive Plan, based upon goals (the "Goals") set by the Company. The Goals set by the Company for projected pre-tax return (expressed as a percentage) on the Company's shareholders' equity as of the beginning of the fiscal year (the "Profit Goals") receive the most emphasis in calculating annual bonuses by the Committee since these Goals most forcefully tie the interests of the Company's shareholders and its executive officers together. If the Company meets a specified Profit Goal, the Company's executive officers are eligible to receive additional bonuses if the Company also attains certain (i) sales targets (the "Sales Goals"), and (ii) return on average investment or assets targets (the "Average Investment Goals").

     The Company's Goals are determined by aggregating all of the Profit, Sales and Average Investment Goals established at the lower levels of the Company and its subsidiaries (the "base goals"). Each base goal is set based upon (i) the prior year's performance by a particular jobbing store, branch or distribution center, (ii) the overall economic outlook of the region served by the particular jobbing store, branch or distribution center setting the base goal, and (iii) specific market opportunities. The formulation of the base goals is influenced to a degree by the Company's management which often attempts to set the tone and emphasis of base goals based on its interpretations of the above factors.

     Once the base goals have been compiled into the Company's Goals, the Committee reviews and ratifies their content, then sets the annual bonus schedule for the Company's Named Executive Officers based upon the Company's Goals. The annual bonuses for certain other executive officers of the Company are based on the aggregate base goals for the division or divisions of the Company for which they are responsible.

     For fiscal year 2000, Larry L. Prince, the Company's Chief Executive Officer, earned a bonus equal to 55% of his total annual compensation. The annual bonus awarded in connection with the Profit Goal, Sales Goal and Average Investment Goal constituted 91%, 3% and 6%, respectively, of Mr. Prince's 2000 bonus.

  Stock Options and Restricted Stock

     During 2000, the Committee provided long term compensation to the Company's executive officers in the form of stock options under the 1992 Stock Option and Incentive Plan (the "1992 Plan") and the 1999 Long-Term Incentive Plan (the "1999 Plan"). The Committee believes that stock option grants are an effective way for the Company to align the interests of the Company's executives with its shareholders.

     In granting such stock options, the Committee considered (i) the recipient's level of responsibility; (ii) the recipient's specific function within the Company's overall organization; (iii) the profitability of the Company (for top executive officers such as the Chief Executive Officer), or other subdivision of the Company, as is appropriate in connection with the recipient's position(s); (iv) the number of options granted to executive officers by the other companies that are included in the Peer Indices; and (v) the amount of options currently held by the executive officer. The Committee's review of the foregoing factors was subjective and the Committee assigned no fixed value or weight to any of the factors when making its decisions regarding stock option grants. In 2000, the Committee granted options to purchase an aggregate of 2,408,000 shares of Common Stock at fair market value on the date of grant to 357 key employees, including each of the Named Executive Officers. The grants ranged in size from 1,000 to 125,000 shares, with Larry L. Prince, the Company's Chief Executive Officer, receiving the largest such grant.

     The Company entered into restricted stock agreements in 1999 with Mr. Prince and Thomas C. Gallagher, which commit the Company to make grants of restricted stock awards (up to a certain maximum number of shares) based upon
(i) increases in the Company's Common Stock price to certain levels specified in the agreements (the "Stock Price Goals"), and (ii) the Company's achievement of certain earnings per share targets for each year from 1999 to 2003 as set forth in the agreements (the "Earnings Goals"). In determining whether to enter into a restricted stock agreement with a particular executive officer, the Committee considered (i) the recipient's level of responsibility; (ii) the recipient's specific function within the Company's overall organization; (iii) the profitability of the Company (for top executive officers such as the Chief Executive Officer), or other subdivision of the Company, as is appropriate in connection with the recipient's position(s). The Committee's review of the foregoing factors was subjective, and the Committee assigned no fixed value or weight to any of the factors when making its decisions. Such agreements committed the Company to make awards of up to a maximum of 150,000 shares of restricted stock to Mr. Prince and awards of up to a maximum of 75,000 shares to Mr. Gallagher. No awards were made under the agreements in 2000 because the Company did not meet the Stock Price Goal or the Earnings Goal for 2000.

  Benefits

     The Company provides medical and other similar benefits to its executive officers that are generally available to the Company's employees.

                                          Members of the Compensation and Stock
                                          Option Committee in 2000

                                          J. Hicks Lanier (Chairman)
                                          Bradley Currey, Jr.
                                          James B. Williams

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The following non-employee directors served on the Compensation and Stock Option Committee during 2000: Bradley Currey, Jr., J. Hicks Lanier and James B. Williams. Mr. Lanier is Chief Executive Officer, Chairman of the Board and President of Oxford Industries, Inc., one of whose directors is the Company's President and Chief Operating Officer, Thomas C. Gallagher. Mr. Williams is Chairman of the Executive Committee of SunTrust Banks, Inc., one of whose directors, Larry L. Prince, is the Chairman of the Board and Chief Executive Officer of the Company. As of December 31, 2000, the Company had outstanding indebtedness to SunTrust Bank of approximately $425 million, which exceeded 5% of the Company's total consolidated assets at that date.

                         COMPENSATION PURSUANT TO PLANS

RETIREMENT PLANS

PENSION PLAN TABLE

     The following table illustrates the combined (total) benefits payable annually under the Company's Pension Plan and the Supplemental Retirement Plan to a participant with certain years of credited service and with certain final average earnings, assuming (i) retirement at age 65, (ii) the estimated maximum Social Security benefit payable to a participant retiring on December 31, 2000, and (iii) the benefit is paid as a single life annuity.

                           YEARS OF CREDITED SERVICE

FINAL AVERAGE
   ANNUAL
  EARNINGS        15        20        25        30        35        40        45
-------------   -------   -------   -------   -------   -------   -------   -------
 $  400,000     152,200   162,200   172,200   182,200   192,200   202,200   212,200
    450,000     172,200   183,500   194,700   206,000   217,200   228,500   239,700
    500,000     192,200   204,700   217,200   229,700   242,200   254,700   267,200
    600,000     232,200   247,200   262,200   277,200   292,200   307,200   322,200
    700,000     272,200   289,700   307,200   324,700   342,200   359,700   377,200
    800,000     312,200   332,200   352,200   372,200   392,200   412,200   432,200
    900,000     352,200   374,700   397,200   419,700   442,200   464,700   487,200
  1,000,000     392,200   417,200   442,200   467,200   492,200   517,200   542,200
  1,100,000     432,200   459,700   487,200   514,700   542,200   569,700   597,200
  1,200,000     472,200   502,200   532,200   562,200   592,200   622,200   652,200
  1,300,000     512,200   544,700   577,200   609,700   642,200   674,700   707,200
  1,400,000     552,200   587,200   622,200   657,200   692,200   727,200   762,200
  1,500,000     592,200   629,700   667,200   704,700   742,200   779,700   817,200
  1,600,000     632,200   672,200   712,200   752,200   792,200   832,200   872,200
  1,700,000     672,200   714,700   757,200   799,700   842,200   884,700   927,200

     The Pension Plan Table above covers retirement benefits payable to the Named Executive Officers pursuant to (i) a noncontributory tax qualified pension plan (the "Pension Plan") providing monthly benefits upon retirement to eligible employees (employees become eligible to participate in the Pension Plan after attaining age 21 and completing twelve months of service and 1,000 hours of service during such twelve months), and (ii) a "Supplemental Retirement Plan" maintained solely for the purpose of providing retirement benefits for key employees in excess of the limitations on Pension Plan benefits imposed by the Code.

     Each year the Company contributes an amount to the Pension Plan that is actuarially determined. Retirement benefits are based on a participant's years of service and average monthly pay during the participant's five highest paid years out of the participant's last ten years of service prior to termination of employment, and benefits may be reduced by 50% of the participant's Social Security benefits. Normal retirement age is 65; early retirement can be taken at age 55 with 15 years of credited service.

     The Code limits the amount of the annual benefits that may be payable under the Pension Plan. For 2000, this limit was $135,000 per year. Such amounts payable under the Pension Plan would be reduced by any other benefit payable to a participant under any collectively bargained pension or pension plan to which the Company has contributed.

     The Supplemental Retirement Plan is nonqualified, noncontributory and unfunded, and is intended to be exempt from the participation, vesting, funding and fiduciary requirements of the Employee Retirement Income Security Act of 1974. Only persons whose annual, regular earnings are expected to be equal to or greater than the compensation limitation of Code Section 401(a)(17) ($170,000 in 2000) or such other dollar limitations as may be imposed by the Compensation and Stock Option Committee of the Company's Board of Directors may participate in the Supplemental Retirement Plan. The Compensation and Stock Option Committee reserves the right, however, to exclude an otherwise eligible employee from participating in the Supplemental Retirement Plan. All of the Named Executive Officers are participants in the Supplemental Retirement Plan. The Supplemental Retirement Plan provides that each participant will receive for the remainder of his or her life an additional payment equal to the difference between (i) the amount the executive received under the Pension Plan and (ii) the full retirement income which the executive would have been entitled to receive under the Pension Plan had such Pension Plan income not been limited by the Code.

     For the Named Executive Officers, the sum of the amounts shown in the columns of the Summary Compensation Table labeled "Salary" and "Bonus" approximates the compensation used to calculate combined (total) retirement benefits under the Pension Plan and the Supplemental Retirement Plan. The Named Executive Officers have the following number of years of credited service to the Company for purposes of calculating retirement benefits: Larry L. Prince -- 42 years; Thomas C. Gallagher -- 30 years; George W. Kalafut -- 17 years; Jerry W. Nix -- 22 years; and Edward J. Van Stedum -- 5 years.

     The Supplemental Retirement Plan provides that in the event of a "change of control" of the Company (as defined therein) (i) any participant whose employment is terminated without cause during the 24-month period following the change of control, and who has seven or more years of credited service for vesting purposes, shall be entitled to receive a lump sum payment equal to the actuarially determined value of the supplemental retirement income accrued by the participant as of the date of his or her termination; and (ii) any participant who has commenced receiving supplemental retirement income under the Supplemental Retirement Plan at the time of the change of control shall receive a lump sum payment equal to the actuarially determined value of his or her remaining supplemental retirement income. For purposes of these provisions, the Supplemental Retirement Plan states that actuarial equivalents shall be determined using an interest assumption of 6%.

1992 STOCK OPTION AND INCENTIVE PLAN AND 1999 LONG-TERM INCENTIVE PLAN

     The Company's 1992 Stock Option and Incentive Plan (the "1992 Plan") was approved by the shareholders at the 1992 Annual Meeting held on April 20, 1992. The 1992 Plan provides for the granting of options to purchase shares of the Company's Common Stock to key employees of the Company and its subsidiaries. The purchase price for shares of the Company's Common Stock subject to an option granted under the 1992 Plan may not be less than the fair market value of such shares on the date of grant of the option.

     The 1992 Plan provides for the granting of restricted stock to key employees of the Company. Restricted stock grants under the 1992 Plan may not be disposed of by the recipient until restrictions specified in the grant expire. Such restrictions may be based on a period of continuous employment, or contingent upon the attainment of certain business objectives or other quantitative or qualitative criteria. A holder of restricted stock has all of the rights of a shareholder of the Company, including the right to vote the restricted shares and the right to receive cash dividends.

     The Company's 1999 Long-Term Incentive Plan (the "1999 Plan") was approved by the shareholders at the 1999 Annual Meeting held on April 19, 1999. The 1999 Plan provides for the granting of a variety of incentive awards to employees, officers and directors of the Company and its subsidiaries, including stock options, restricted stock, performance units and other stock-based awards or interests relating to stock or cash. The purpose of the 1999 Plan is to promote the success of the Company by linking the personal interests of such employees, officers and directors to those of the shareholders, and by providing participants with an incentive for outstanding performance. Awards under the 1999 Plan may be granted on such terms as the Compensation Committee may approve. For example, vesting of awards may be based on a period of continuous employment, or contingent upon the attainment of certain business objectives or other quantitative or qualitative criteria. There are 9,000,000 shares reserved for issuance under the 1999 Plan.

GENUINE PARTNERSHIP PLAN

     The Company established, effective July 1, 1988, a qualified salary deferral plan pursuant to Code Section 401(k) (the "Partnership Plan"). The Partnership Plan is open to all employees, including executive officers. Employees who are normally scheduled to work 24 or more hours per week may participate in the 401(k) payroll deduction portion of the Partnership Plan on the first day of the month after the eligible employee completes three months of employment and attains age 18. Employees who are normally scheduled to work fewer than 24 hours per week may participate after attaining age 18 and completing twelve months of service and 1,000 hours of service during such twelve months ("Year of Service"). All Employees must complete a Year of Service and attain age 18 before becoming eligible for a Company matching contribution. Pursuant to the Partnership Plan, each participating employee is permitted to authorize payroll deductions of up to 6% of his or her total compensation during the calendar year (the "Basic Contributions"), and is permitted to make supplemental contributions of up to 10% of his or her total compensation during the calendar year (the "Supplemental Contributions"). An employee's aggregate contributions are subject to limits set by law. The Company makes matching contributions in cash or the Company's Common Stock equal to 20% of each participant's Basic Contributions. Participants become vested in the Company's matching contributions after completing three years of service. Participants are always 100% vested in their Basic and Supplemental Contributions.

EXECUTIVE DEFERRED COMPENSATION AGREEMENTS

     The Company has deferred compensation agreements with certain of the Company's executive officers under which each executive has agreed to reduce his salary in exchange for annual benefits upon retirement. The Company has purchased insurance policies out of its general assets to provide sufficient funds to pay the annual retirement benefits promised under the agreements. The Company is the owner and sole beneficiary of such policies. Amounts of compensation deferred pursuant to the deferred compensation agreements are included in the salaries of the Named Executive Officers disclosed in the Summary Compensation Table in the year such compensation is earned. Such compensation will not be included in such individuals' salary in the Summary Compensation Table in the later year in which he actually receives such compensation. The Named Executive Officers are entitled to the following amounts upon retirement or attaining age 65 under such deferred compensation agreements:
Larry L. Prince -- $35,000 annually with such amount guaranteed for 10 years; Thomas C. Gallagher -- $40,000 annually with such amount guaranteed for 10 years.

     Each of the deferred compensation agreements provide that in the event of a change of control of the Company (as defined in the agreements), the officer (i) if he has not yet qualified for early retirement benefits, shall have the right to demand his withdrawal benefits (which is an amount approximately equal to the amount of salary deferred under the agreement by the officer) in a single lump sum payment, or (ii) if he has qualified for early retirement benefits or has begun receiving a retirement benefit under his deferred compensation agreement, shall have the right to demand his benefits in a single lump sum payment in an amount equal to the annual amount to which the officer is entitled times the number of years remaining in his life expectancy based on the actuarial assumptions used in connection with the Company's Pension Plan at that time, reduced to present value using 6% per annum.

TAX DEFERRED SAVINGS PLAN

     The Company established, effective as of January 1, 1993, a nonqualified, unfunded deferred compensation plan known as The Genuine Parts Company Tax-Deferred Savings Plan (the "Deferred Savings Plan"). The Deferred Savings Plan is open to all executive officers and certain other key employees. The Deferred Savings Plan permits participants to defer the receipt of bonuses until a specified date which must be at least two calendar years following the date the bonus would ordinarily be paid. Participants may defer up to 100% of their 2000 bonuses (to be received during 2001). Amounts of compensation deferred pursuant to the Deferred Savings Plan are included in the amounts disclosed in the Summary Compensation Table in the year such compensation is earned.

DIRECTORS' DEFERRED COMPENSATION PLAN

     The Company established, effective as of November 1, 1996, a nonqualified, unfunded deferred compensation plan known as the Genuine Parts Company Directors' Deferred Compensation Plan (the "Directors' Deferred Compensation Plan"). The Directors' Deferred Compensation Plan is open to all non-employee directors of the Company and permits participants to defer the receipt of all of their director fees and/or meeting fees until a specified date, which must be at least two calendar years following the date of the election to defer. Participants may elect to have the deferred amounts allocated to an interest bearing account or an account that is credited with Common Stock equivalents. Each participant may elect to receive payment of the deferred amounts in cash or shares of Common Stock.

                           TERMINATION OF EMPLOYMENT
                       AND CHANGE OF CONTROL ARRANGEMENTS

     Effective February 13, 1989 (August 22, 1991 with respect to Mr. Kalafut and May 5, 1998 with respect to Mr. Nix and Mr. Van Stedum), the Company entered into identical agreements ("Severance Pay Agreements") with certain executive officers, including Larry L. Prince, Thomas C. Gallagher, George W. Kalafut, Jerry W. Nix and Edward J. Van Stedum. Each Severance Pay Agreement provides that following a change in the control of the Company (as defined in the agreements), if the executive officer's employment with the Company terminates, voluntarily or involuntarily, for any reason or for no reason, within two years after the change of control (but prior to the executive officer's reaching age
65), the executive officer will be entitled to receive the following severance payment:

          (1) If the executive officer is younger than age 62 at the time of termination of his employment, the executive officer shall receive an amount equal to one dollar less than a sum equal to three times his average annual compensation for the five full taxable years ending before the date of the change of control (the "Base Severance Amount"), or

          (2) If the officer is age 62 or older at the time of termination of his employment, he shall receive an amount computed by dividing the Base Severance Amount by 36, and multiplying the result of that division by the number of whole months between the date of termination of employment and the date the executive officer reaches age 65.

     In addition, if an executive officer incurs a federal excise tax with respect to any part or all of the amounts received pursuant to his Severance Pay Agreement, the Company is required to pay the executive officer a sum equal to such excise tax so incurred by the executive officer plus all excise taxes and federal, state and local income taxes incurred by the executive officer with respect to receipt of this additional payment. Furthermore, the Company has agreed to pay all legal fees and expenses incurred by an executive officer in the pursuit of the rights and benefits provided by his Severance Pay Agreement.

     These Severance Pay Agreements will remain in effect as long as each such executive officer remains employed by the Company.

                               PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return ("shareholder return") on the Company's Common Stock against the shareholder return of the S&P's 500 Stock Index and a Peer Group Composite Index (structured by the Company as set forth below) for the five year period commencing December 31, 1995 and ended December 31, 2000.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
      GENUINE PARTS COMPANY, S&P 500 INDEX & PEER GROUP COMPOSITE INDEX**

                                                  GENUINE PARTS COMPANY              S&P 500                   PEER INDEX
                                                  ---------------------              -------                   ----------
1995                                                     100.00                      100.00                      100.00
1996                                                     111.87                      122.96                      104.27
1997                                                     131.79                      163.98                      153.82
1998                                                     133.77                      210.84                      169.76
1999                                                     102.83                      255.22                      177.30
2000                                                     114.22                      231.98                      154.43

     Assumes $100 invested on December 31, 1995 in Genuine Parts Company Common Stock, S&P's 500 Stock Index (the Company is a member of the S&P 500 and its individual shareholder return went into calculating the S&P 500 results set forth in this performance graph), and a Peer Group Composite Index constructed by the Company as set forth below.
---------------

 * Total return assumes reinvestment of dividends.
** Fiscal year ending December 31.

     In constructing the Peer Group Composite Index ("Peer Index") for use in the performance graph above, the Company used the shareholder returns of various publicly held companies (weighted in accordance with each such company's stock market capitalization at December 31, 1995 and including reinvestment of dividends) that compete with the Company in four industry segments: automotive parts, industrial parts, office products and electrical/electronic materials (each group of companies included in the Peer Index as competing with the Company in a separate industry segment are hereinafter referred to as a "Peer Group"). Included in the automotive parts Peer Group are those companies making up the Dow Jones Automotive Parts & Equipment Industry Group (the Company is a member of such industry group and its individual shareholder return was included when calculating the Peer Index results set forth in this performance graph). Included in the industrial parts Peer Group are Applied Industrial Technologies, Inc. and Kaman Corporation, and included in the office products Peer Group is United Stationers Inc. The Peer Index for 1998, 1999 and 2000 reflects the addition of electrical/electronic materials as a fourth industry segment, with the Company's acquisition of EIS, Inc. on July 1, 1998. Included in the electrical/electronic materials Peer Group for 1998, 1999 and 2000 is Avnet, Inc. (formerly Marshall Industries).

     In determining the Peer Index, each Peer Group for each industry segment was weighted to reflect the Company's annual net sales in each industry segment. Each industry segment of the Company comprised the following percentages of the Company's net sales for the fiscal years shown:

INDUSTRY SEGMENT                             1996     1997     1998     1999     2000
----------------                             -----    -----    -----    -----    -----
Automotive Parts                             52.58%   51.14%   49.33%   51.18%   49.56%
Industrial Parts                             29.34%   30.86%   30.37%   27.01%   27.89%
Office Products                              18.08%   18.00%   16.97%   15.26%   15.91%
Electrical/Electronic Materials                 --       --     3.33%    6.55%    6.64%

                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors is composed of five directors who are independent directors as defined under the rules of the New York Stock Exchange. The Audit Committee operates under a written charter adopted by the Board of Directors, that is included as Appendix A to this proxy statement.

     The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management is responsible for the Company's financial statements and the financial reporting process, including the system of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management and the independent auditors the Company's audited financial statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2000, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

     The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Audit Committee has discussed with the independent auditors the auditors' independence from the Company and its management including the matters in the written disclosures provided to the Audit Committee as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and considered the compatibilities of non-audit services with the auditors' independence.

     The Committee discussed with the Company's independent auditors the overall scope and plans for their audit. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

     Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for fiscal 2000, for filing with the Securities and Exchange Commission. The Audit Committee and the Board have also recommended, subject to shareholder approval, the selection of the Company's independent auditors for the fiscal year ending December 31, 2001.

                                          Members of the Audit Committee in 2000

                                          James B. Williams (Chairman)
                                          Richard W. Courts, II
                                          Robert P. Forrestal
                                          Alana S. Shepherd
                                          Lawrence G. Steiner

                    2. RATIFICATION OF SELECTION OF AUDITORS

     The Audit Committee and the Board of Directors have selected Ernst & Young LLP as auditors for the Company for the current fiscal year ending December 31, 2001, subject to ratification by the shareholders. Fees for the last fiscal year's audit were $1.1 million, and all other fees were $2.4 million, including audit-related fees of $.5 million and non-audit-related fees of $1.9 million.

     Ernst & Young LLP served as independent auditors for the Company for the fiscal year ended December 31, 2000, and representatives of that firm of independent accountants are expected to be present at the Annual Meeting of Shareholders. Ernst & Young LLP will have an opportunity to make a statement if they desire to do so and respond to appropriate questions.

     Assuming the presence of a quorum at the Annual Meeting, the affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting on this proposal will constitute ratification of the selection of auditors.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2001. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     As of December 31, 2000, the Company had outstanding indebtedness to SunTrust Bank of approximately $425 million, which exceeded 5% of the Company's total consolidated assets at that date. Mr. Williams, who was an executive officer of SunTrust Banks, Inc. during 2000, is a director of the Company and serves on the Company's Compensation and Stock Option Committee.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of the Company's Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and greater than ten percent shareholders are required by SEC regulation to furnish the Company the copies of all Section 16(a) reports they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2000, all
Section 16(a) filing requirements applicable to directors, executive officers and greater than ten percent beneficial owners were complied with by such persons, except as follows: former executive officers Robert McKenna, Al Donnon, and Glenn Chambers each made one late filing on

Form 5 to report an option grant made in April 1999, and new insiders Michael Johns and Jerry Nix each made one late filing on Form 5 to report his holdings that should have been reported on Form 3.

                            SOLICITATION OF PROXIES

     The cost of soliciting proxies will be borne by the Company. The Company has retained Corporate Investor Communications, Inc. to assist in the solicitation of proxies for a fee of approximately $8,000 and reimbursement of certain expenses, and officers and regular employees of the Company, at no additional compensation, may also assist in the solicitation. Solicitation will be by mail, telephone, or personal contact.

                                 OTHER MATTERS

     Management does not know of any matters to be brought before the meeting other than those referred to above. If any matters which are not specifically set forth in the form of proxy and this proxy statement properly come before the meeting, the persons designated as proxies will vote thereon in accordance with their best judgment.

     Whether or not you expect to be present at the meeting in person, please vote, sign, date and return the enclosed proxy promptly in the enclosed business reply envelope. No postage is necessary if mailed in the United States. Or, if you prefer, you can vote by telephone or Internet voting by following the instructions on the perforated page which is attached to the proxy card.

SHAREHOLDER PROPOSALS

     Proposals of shareholders of the Company intended to be presented for consideration at the 2002 Annual Meeting of Shareholders of the Company must be received by the Company at its principal executive offices on or before November 1, 2001, in order to be included in the Company's proxy statement and form of proxy relating to the 2002 Annual Meeting of Shareholders. In addition, any shareholder proposal that is not submitted for inclusion in the proxy statement and form of proxy relating to the 2002 Annual Meeting of Shareholders, but is instead sought to be presented directly to the shareholders at the 2002 Annual Meeting, management will be able to vote proxies in its discretion if the Company either (i) receives notice of the proposal before the close of business on January 16, 2002 and advises shareholders in the proxy statement for the 2002 Annual Meeting about the nature of the proposal and how management intends to vote on the proposal, or (ii) does not receive notice of the proposal before the close of business on January 16, 2002.

                                                                      APPENDIX A

                             GENUINE PARTS COMPANY
                            AUDIT COMMITTEE CHARTER

ORGANIZATION

     The Audit Committee shall be composed solely of at least three independent directors who are free of any relationship to the Corporation that may interfere with the exercise of their independence from management and the Corporation. The Board of Directors, in selecting the members of the Audit Committee, shall make a determination that each member is independent.

STATEMENT OF POLICY

     The Audit Committee shall assist the Board of Directors in exercising its authority with respect to financial matters. The Audit Committee will review the Corporation's accounting and financial reporting practices and the quality and integrity of the Corporation's financial reporting. In so doing, the Audit Committee will facilitate free and open communication between the Corporation's directors, independent auditors, internal auditors and financial management.

POWER AND AUTHORITY

     In its review of financial matters, the Audit Committee shall have and may exercise all the powers and authority of the Board of Directors to the extent permitted under Section 14-2-825 of the Georgia Business Corporation Code. Each member of the Audit Committee shall, in the performance of such member's duties, be fully protected in relying on information, opinions, reports or statements prepared or presented by any of the Corporation's officers or employees, or committees of the Board of Directors or by any other person as to matters the member reasonably believes are within such other person's professional or expert competence, all to the extent permitted by Section 14-2-830 of the Georgia Business Corporation Code.

ACTIVITIES

     The Audit Committee will review and monitor the Corporation's accounting policies and financial reporting practices, paying particular attention to any weaknesses in internal accounting policies and controls, with the primary goal being to help assure that the Corporation's financial statements present fairly the Corporation's financial results in accordance with generally accepted accounting principles.

     In the course of these activities, the Audit Committee will:

          1. Recommend to the directors the independent auditors to be selected to audit the financial statements of the Corporation, and review the independence and objectivity of the independent auditors.

          2. Meet with the Corporation's independent auditors and financial management to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and, at the conclusion of the annual audit, review such audit, including any comments or recommendations of the independent auditors.

          3. Prior to the public release of the annual financial statements, meet with the Corporation's financial management and the independent auditors to discuss the disclosure and content of the financial statements, including a discussion of the quality of the accounting principles applied and significant judgments affecting the Corporation's financial statements.

          4. Discuss with, and report to, the Corporation's financial management and the Board of Directors the material findings included in the independent auditors' management letter, if any.

          5. Discuss with, and receive reports from, the Corporation's internal auditors, independent auditors and financial management regarding material changes in the Corporation's accounting principles, standards and policies.

          6. Discuss with, and receive reports from, the Corporation's independent auditors, internal auditors and financial management regarding the adequacy and effectiveness of the Corporation's accounting and financial controls.

          7. Review the Corporation's internal audit function, including its independence and authority, the proposed audit plans for the coming year and the coordination of such plans with the Corporation's independent auditors.

          8. Consider and discuss with the Corporation's financial management significant findings from completed internal audits during the year and any material changes required in the planned scope of the internal audit plan.

          9. Provide an opportunity for the Corporation's internal auditors and independent auditors to meet with the members of the Audit Committee without members of management present. Among the items to be discussed in these meetings are the independent auditors' evaluation of the Corporation's financial, accounting and auditing personnel, and the cooperation that the independent auditors received during the course of the audit.

          10. Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, it is appropriate to do so.

          11. Submit the minutes of all meetings of the committee to, or discuss the matters discussed at each committee meeting with, the Board of Directors.

                               (GPC & NAPA LOGOS)

PROXY

                             GENUINE PARTS COMPANY
       PROXY SOLICITED BY THE BOARD OF DIRECTORS OF GENUINE PARTS COMPANY
        FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 16, 2001

         The undersigned hereby appoints LARRY L. PRINCE and THOMAS C. GALLAGHER, or either of them, with the individual power of substitution, proxies to vote all shares of Common Stock of Genuine Parts Company which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held in Atlanta, Georgia on April 16, 2001 and at any reconvened Meeting following any adjournment thereof. Said proxies will vote on the proposals set forth in the Notice of Annual Meeting and Proxy Statement as specified on this card, and are authorized to vote in their discretion as to any other matters that may properly come before the meeting.

                  (Continued and to be signed on reverse side)


-------------------------------------------------------------------------------
                             *FOLD AND DETACH HERE*

                                                               Please mark
                                                              your votes as  [X]
                                                               indicated in
                                                               this example.



                                                                                                               FOR  AGAINST  ABSTAIN
1. Election of the following four nominees as    FOR all nominees         WITHHOLD       2. Ratification of    [ ]     [ ]     [ ]
   Class III directors of Genuine Parts Company:  listed to below         AUTHORITY         the selection of
                                                 (except as marked to   to vote for all      Ernst & Young LLP
                                                  the contrary)        nominees listed      as the Company's
                                                                            below           independent auditors
                                                                                            for fiscal year
                                                                                            ending December 31, 2001.

IF A VOTE IS NOT SPECIFIED, THE PROXIES WILL                                               IF A VOTE IS NOT SPECIFIED,
VOTE "FOR" PROPOSAL 1.                                                                     THE PROXIES WILL VOTE "FOR"
                                                                                           PROPOSAL 2.
Nominees: CLASS III -- Jean Douville, Michael M.E. Johns, M.D.,
          J. Hicks Lanier and Alana S. Shephard

To withhold authority to vote for any
individual nominee, write that nominee's name on the following line.

-----------------------------------------------------------

                                                                                PLEASE VOTE, SIGN, DATE AND RETURN THE PROXY CARD
                                                                                PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature(s) _______________________________________________________________________ Date: _________________________________, 2001
IMPORTANT: Please sign this Proxy exactly as your name or names appear above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

-------------------------------------------------------------------------------
                           * FOLD AND DETACH HERE *
DETACH CARD
               PLEASE DETACH PROXY AT PERFORATION BEFORE MAILING.
                   YOU MAY VOTE BY TELEPHONE OR THE INTERNET.

                IF YOU ARE VOTING BY TELEPHONE OR THE INTERNET,
                         PLEASE DO NOT MAIL YOUR PROXY.

              VOTE BY TELEPHONE                     VOTE BY INTERNET                     VOTE BY MAIL
            Call TOLL-FREE using a                Access the WEBSITE and             Return your proxy in the
              Touch-Tone phone                       cast your vote                 POSTAGE-PAID envelope
               1-800-250-9081                   HTTP://WWW.VOTEFAST.COM                   provided.


                      VOTE 24 HOURS A DAY, 7 DAYS A WEEK!

 Your telephone or internet vote must be received by 5:00 p.m. eastern daylight time on April 15, 2001, to be counted in the final tabulation.

YOUR CONTROL NUMBER IS

VOTE BY TELEPHONE
Have your proxy card available when you call the Toll-Free number 1-800-250-9081 using a Touch-Tone phone. You will be prompted to enter your control number and then you can follow the simple prompts that will be presented to you to record your vote.

VOTE BY INTERNET
Have your proxy card available when you access the website
HTTP://WWW.VOTEFAST.COM. You will be prompted to enter your control number and then you can follow the simple prompts that will be presented to you to record your vote.

VOTE BY MAIL
Please mark, sign and date your proxy card and return it in the postage paid envelope provided or return it to: SunTrust Bank, Atlanta, P.O. Box 4625, Atlanta, GA 30302.

TO CHANGE YOUR VOTE
Any subsequent vote by any means will change your prior vote. For example, if you voted by telephone, a subsequent internet vote will change your vote. The last vote received before 5:00 p.m. eastern daylight time, April 15, 2001, will be the one counted. You may also revoke your proxy by voting in person at the Annual Meeting.